Exhibit 99.1

NEWS RELEASE

Investor Contact:
James E. Perry
Vice President, Finance and Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Repurchases 1,994,400 Shares of Common Stock

DALLAS – October 3, 2008 – Trinity Industries, Inc. (NYSE:TRN) repurchased 1,994,400 shares of its common stock today in a privately negotiated transaction at a price of $21.15 per share for a total purchase of $42.2 million, including commissions.

The transaction was conducted under the Company’s previously-announced $200 million share repurchase program authorized by its Board of Directors in December 2007. Including open market purchases made in the third quarter, the Company has purchased a total of 2,719,700 shares for $61.1 million, including commissions.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

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